Exhibit 10.2
SUBLEASE AGREEMENT
     This Sublease Agreement (“Sublease”), dated as of May 9, 2008, is made between Muze Inc., a Delaware corporation (“Sublandlord”), and Oncothyreon Inc., a Delaware corporation (“Subtenant”).
RECITALS
     A. Pursuant to that certain Fourth and Vine Office Lease dated September 8, 2006 between Selig Holdings Company, a Washington limited liability company, as lessor (“Landlord”) and Sublandlord as lessee (together with all modifications, amendments, riders and exhibits thereto, the “Lease”), a copy of which is attached hereto as Exhibit A, Landlord leased to Sublandlord 18,177 rentable square feet of space known as Suite 500 (the “Premises”) in the building known as The Fourth and Vine Building, located at 2601 Fourth Avenue, Seattle, Washington 98121 (the “Building”).
     B. Sublandlord wishes to sublease the Premises to Subtenant. The Premises are shown cross-hatched on Exhibit B attached hereto (the “Subleased Premises”).
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:
AGREEMENT
     1. Sublease
          Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord, for the Term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises, together with the right to use, in common with others entitled thereto, the hallways, stairways and elevators necessary for access to the Subleased Premises and the lavatories nearest to the Subleased Premises, as well as any other Building Common Areas described in the Lease.
     2. Term and Possession
          2.1 Term
          The term of this Sublease (“Term”) shall commence on the later of May 9, 2008 and the date by which Sublessor has delivered possession of the Subleased Premises in the condition required herein (“Commencement Date”) unless this Sublease is sooner terminated pursuant to its terms or the Lease is sooner terminated pursuant to its terms. The Term shall expire on December 17, 2011, concurrent with the Lease (“Expiration Date”). For the avoidance of doubt, Subtenant shall have no right to renew or extend this Sublease in any way following the Expiration Date, Sublandlord’ s rights under the Lease shall terminate as of the Expiration Date and Section 40 of the Lease shall not be applicable to either party hereunder. Any right of first refusal or expansion granted to Sublandlord pursuant to Sections 43 and 44 of the Lease or Section 16 of the First

Addendum shall be granted to Subtenant hereunder (collectively, the “Expansion Rights”), provided however, that any Expansion Rights shall not be subject to the Lease or this Sublease and shall be negotiated in good faith and set forth in a separate written agreement between Subtenant and Landlord and any such agreement shall have no force and effect whatsoever on Sublandlord.
          2.2 Condition of Subleased Premises
          Sublandlord shall deliver to Subtenant possession of the Subleased Premises on the Commencement Date in good, vacant, broom clean condition (“Possession”). For the avoidance of doubt, Sublandlord is in full compliance with Section 8 of the Lease as of the date of this Sublease. If for any reason Sublandlord does not deliver Possession to Subtenant on or prior to May 15, 2008, rent shall abate until delivery of Possession. If Sublandlord does not deliver Possession of the Subleased Premises on or prior to June 1, 2008, Subtenant shall have a right to terminate this Sublease.
     3. Base Rent, Operating Expenses, Security Deposit and First Month’s Rent
          3.1 Base Rent
          Subtenant shall pay to Sublandlord “Base Rent” in the amount of Thirty Three Thousand Twenty-four and 50/100 Dollars ($33,324.50) simultaneously with the execution of this Sublease, which pre-paid Base Rent shall be applicable to the first month of the Term in which Base Rent is payable (August 2008), and thereafter as follows:

Period	Base Rent
Commencement Date through July 31, 2008	$0
August 1, 2008 through December 17, 2008	$33,324.50
December 18, 2008 through December 17, 2009	$34,839.25
December 18, 2009 through December 17, 2011	$36,354.00
     The monthly installments of Base Rent shall be prorated on a per diem basis for the first or last month of the Term if the Commencement Date or Expiration Date is not the first day or last day of a calendar month. For avoidance of doubt, the parties agree that (i) Subtenant shall not be required to pay Base Rent, Operating Services and Real Estate Taxes from the Commencement Date through July 31, 2008 and (ii) without limiting the foregoing, that Sublandlord currently pays One Thousand Six Hundred Ninety Dollars per month as its Pro-Rata Share of Operating Services for HVAC OT and Subtenant shall be responsible for the HVAC OT payments charged to Sublandlord, if any, as of the Rent Commencement Date.
          3.2 Operating Expenses and Real Estate Taxes
               (a) In addition to Base Rent, Subtenant shall pay during the Term its Pro-Rata Share of Operating Services and Real Estate Taxes as set forth in the Lease, as incorporated herein; provided, however, that notwithstanding anything to the contrary in this Sublease, Subtenant shall not be required to pay any Operating Services or Real Estate Taxes or perform any obligation that is (i) fairly allocable to any period of time prior to the Commencement Date or following the expiration or sooner termination of this Sublease or (ii) payable as a result of a default by Sublandlord of any of its obligations under the Lease.
               (b) Sublandlord shall promptly deliver to Subtenant all invoices and statements submitted to Sublandlord by Landlord that document payments of Operating Services or Real Estate Taxes for which Subtenant is responsible. Subtenant shall have the right afforded Sublandlord under paragraph 19 of the Lease Addendum to the Lease to examine the books and records of Landlord for the purpose of verifying the accuracy of Landlord’s statement of Operating Services. If Landlord does not grant Subtenant a reasonable opportunity to do so, then Sublandlord shall, on behalf of Subtenant and Sublandlord, make such examination and Subtenant shall reimburse Sublandlord the reasonable costs of so doing.
               (c) Subtenant shall be entitled to a credit against future installments of Operating Services and Real Estate Taxes if and to the extent that Sublandlord shall have received such credit from Landlord and to the extent such credit is fairly allocable to the Operating Services and Real Estate Taxes attributable to the Subleased Premises.
          3.3 Security Deposit
          Notwithstanding Section 3.1 of this Sublease, Subtenant shall pay to Sublandlord, simultaneously with the execution of this Sublease, a security deposit of One Hundred Thousand Dollars ($100,000) (the “Security Deposit”). Promptly following the Expiration Date, Sublandlord shall return the Security Deposit to Subtenant. The Security Deposit shall be sent by wire transfer to the following account:
     4. Use of Premises
          The Premises shall be used and occupied only for general office, laboratory and research and development purposes and for any other purpose permitted under the Lease. Notwithstanding anything to the contrary in this Sublease or the Lease, Sublandlord waives any right of distraint, distress for rent or landlord’s lien that may arise at law. Notwithstanding anything to the contrary in this Sublease or the Lease, as incorporated herein, subject to the written consent of Landlord, Sublandlord hereby consents to Subtenant’s construction of the Subtenant Improvements (as more particularly described in Exhibit E, attached hereto).
     5. Incorporation by Reference
          5.1 Subject to Lease
          This Sublease is subject to all of the terms and conditions of the Lease by and between Sublandlord and Landlord.
          5.2 Excluded Sections
          Notwithstanding anything to the contrary set forth in this Sublease, (a) the following provisions of the Lease shall not be incorporated herein and shall not be binding on Subtenant:

Sections 2 – 5, 17, 18 (last four sentences of first paragraph only), 37, 38, 40-42, 45, and Section 17 and Exhibit B-2 of the Lease Addendum; (b) references in the following provisions of the Lease to “Lessor” shall mean “Landlord” as defined herein: Sections 6, 7, 10, 11, 14, 15, 19, 26, 43, 44, and Sections 14, 16, and 21 (last sentence only) of the Lease Addendum; (c) wherever there is a requirement to pay the costs and expenses of “Landlord,” Subtenant shall only be obligated to pay Landlord’s costs and expenses and not both Sublandlord’s and Landlord’s costs and expenses; and (d) Sublandlord shall use commercially reasonable efforts to assist Subtenant in the exercise of Subtenant’s rights under Sections 43 and 44 of the Lease and Section 16 of the Lease Addendum, as incorporated herein, including but not limited to, the timely delivery of notices to and from Subtenant and Landlord.
          5.3 Interpretation
          The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Lease, as incorporated herein, except for those provisions of the Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Lease. Therefore, for the purposes of this Sublease, and except as set forth above, (a) wherever in the Lease the word “Lessor” is used it shall be deemed to mean the Sublandlord herein and wherever in the Lease the word “Lessee” is used it shall be deemed to mean the Subtenant herein, (b) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”.
     6. Sublandlord’s Representations and Warranties
          Sublandlord represents and warrants to Subtenant as follows:
          (a) The Lease is in full force and effect and has not been modified, supplemented or amended, and a true, correct and complete copy of the Lease is attached hereto as Exhibit A.
          (b) Sublandlord has the right to and is in full and complete possession of the Premises.
          (c) Sublandlord has fulfilled all its duties under the Lease and is not in default under the Lease.
          (d) To the best of Sublandlord’s knowledge Landlord has fulfilled all its duties under the Lease and is not in default under the Lease.
          (e) Sublandlord has not assigned, transferred or delegated any of its right or duties under the Lease or pledged or encumbered any of its interest in, or right under the Lease.
          (f) Sublandlord has reviewed the Lease (as that term is defined in the Lease), the Lease does not in any way prohibit this Sublease, and no provision of the Lease could adversely affect the Subleased Premises or Subtenant’s rights or obligations under this Sublease.

          (g) Landlord has consented to the Sublease pursuant to the letter agreement attached hereto as Exhibit C.
          (h) Sublandlord has all right, power and authority necessary to enter into and deliver this Sublease and to perform its obligations hereunder.
     7. Covenants Regarding Lease
          (a) Sublandlord shall not commit or suffer any act or omission that will result in a violation of or a default under any of the provisions of the Lease.
          (b) Sublandlord shall exercise commercially reasonable efforts in attempting to cause Landlord to perform its obligations and give any required consents under the Lease for the benefit of Subtenant. Such reasonable good faith efforts shall include, without limitation: (a) upon Subtenant’s written request, immediately notifying Landlord of its nonperformance under the Lease, and requesting that Landlord perform its obligations under the Lease; and (b) permitting Subtenant to commence a lawsuit or other action in Sublandlord’s name to obtain the performance required from Landlord under the Lease; provided, however, that if Subtenant commences a lawsuit or other action, Subtenant shall pay all costs and expenses incurred in connection therewith, and Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all reasonable costs and expenses incurred by Sublandlord in connection therewith.
          (c) Sublandlord agrees to deliver to Subtenant a copy of any notice received from Landlord relating to the Subleased Premises within three (3) days of its receipt thereof.
          (d) In the event that Sublandlord defaults under its obligations to be performed under the Lease or this Sublease, Subtenant shall have the right to cure the default before the date Sublandlord’s applicable cure period expires. If such default is cured by Subtenant, Sublandlord shall reimburse Subtenant for such amounts within ten (10) days after notice and demand therefor from Subtenant, together with interest at the interest rate specified in the Lease. If Sublandlord fails to reimburse Subtenant within such ten (10) day period, Subtenant may deduct such amounts from subsequent installments of rent due to Sublandlord under this Sublease.
          (e) Sublandlord shall not voluntarily terminate the Lease without Subtenant’s prior written consent. Sublandlord expressly waives any and all rights it may have to terminate the Lease arising under Section 45 thereof.
          (f) Sublandlord shall not amend the Lease in any way that would affect the Subleased Premises or Subtenant’s rights or obligations under this Sublease without Subtenant’s prior written consent. Sublandlord shall in no event extend the Term of the Lease without the prior written consent of Subtenant, and Sublandlord expressly waives any and all rights it may have to extend the Term of the Lease arising under Section 40 of the Lease or Section 17 of that certain Lease Addendum dated September 8, 2006 by and between Landlord and Sublandlord (the “First Addendum”).
     8. Indemnification and Insurance

          8.1 Subtenant’s Indemnification
          Subtenant shall indemnify, defend and hold harmless Sublandlord as set forth in Section 23 of the Lease, as incorporated herein.
          8.2 Sublandlord’s Indemnification
          Sublandlord shall indemnify, defend and hold harmless Subtenant as set forth in Section 23 of the Lease, as incorporated herein.
          8.3 Subtenant’s Insurance
          Subtenant shall keep in force such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force and effect. Sublandlord shall be named as an additional insured under each such policy of liability insurance obtained by Subtenant. Subtenant shall furnish certificates of insurance issued by the applicable insurance carriers, not local agents thereof, evidencing all of the foregoing insurance coverages prior to or upon execution of this Sublease. All of the above-described policies shall provide that the insurance carrier will endeavor to provide no less than thirty (30) days prior written notice of cancellation, or non-renewal shall be given to Sublandlord. The failure of Subtenant to comply with any of the terms of these policies shall not adversely affect Sublandlord’s coverage thereunder. Certificates of insurance evidencing any modification, renewal or replacement of any of these insurance coverages shall be furnished to Sublandlord within ten (10) days after such modification, renewal or replacement.
          8.4 Release and Waiver of Subrogation
          Notwithstanding anything to the contrary herein, Sublandlord and Subtenant hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released. Each party shall use its best efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy. If the insurance policy cannot be obtained with the waiver of subrogation, or if the waiver of subrogation is available only at additional cost and the party for whose benefit the waiver is not obtained does not pay the additional cost, then the party obtaining the insurance immediately shall notify the other party of that fact.
     9. Notices
          All notices and demands that may or are to be required or permitted are to be given by either party on the other hereunder shall be in writing. All notices and demands by Sublandlord to Subtenant shall be personally delivered or sent by a nationally recognized private carrier of overnight mail (e.g. FedEx) or by United States Certified Mail, return receipt requested and postage prepaid, to the parties at the addresses listed below or at such other addresses as the parties may designate by notice from time to time.

To Sublandlord:	Muze Inc.
304 Hudson Street
New York, NY 10013
Attention: General Counsel

To Subtenant:	Prior to the Commencement Date:

Oncothyreon Inc.
110 1l0th Avenue NE, Suite 685
Bellevue, WA 98004
Attention:

After the Commencement Date:

Oncothyreon Inc.
2601 Fourth Avenue
Suite 500
Seattle, Washington 98121
Attn:
     10. Quite Enjoyment
          Provided that Subtenant is not in default of any term or provision of the Lease or this Sublease beyond applicable notice and cure periods, Subtenant shall have peaceful and quiet enjoyment of the Subleased Premises without interference from Sublandlord or any person or entity claiming by, through or under Sublandlord, subject to the terms and conditions of this Sublease.
     11. Attorney’s Fees
          If Sublandlord or Subtenant shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.
     12. Broker’s Payments
          Upon execution of this Agreement, Sublandlord shall pay the following unconditional payments to the following listing agents:
          (a) Eighteen Thousand One Hundred Seventy Seven Dollars ($18,177.00) to Douglas Hanafin of Washington Partners, Inc. for services rendered as the listing agent for Sublandlord hereunder, in full satisfaction of all fees due relating to this Sublease.

          (b) Fifty Thousand Dollars ($50,000.00) to The Staubach Agency for services rendered as the agent for Subtenant hereunder, in full satisfaction of all fees due relating to this Sublease.
     13. Entire Agreement
          This Sublease, the Exhibits attached hereto and the Lease, to the extent incorporated herein by reference, constitute the entire agreement between Sublandlord and Subtenant with respect to the Subleased Premises and may not be amended or altered except by written agreement executed by both parties.
     14. Binding on Successors
          This Sublease shall bind the parties’ heirs, successors, representatives and permitted assigns.
     15. Assignment of Rights
          Sublandlord hereby assigns to Subtenant all warranties given and indemnities made by Landlord to Sublandlord under the Lease which would reduce Subtenant’s obligations hereunder, and shall cooperate with Subtenant to enforce all such warranties and indemnities.
     16. Authorization to Direct Sublease Payments
          Subtenant shall have the right to pay all rent and other sums owing by Subtenant to Sublandlord hereunder for those items which also are owed by Sublandlord to Landlord under the Lease directly to Landlord, provided Subtenant has direct knowledge that Sublandlord has failed or shall fail to make any payment required to be made by Sublandlord to Landlord under the Lease and Sublandlord fails to provide adequate proof or assurance of payment within ten (10) business days after Subtenant’s written demand requesting such proof. Subtenant shall provide to Sublandlord concurrently with any payment to Landlord reasonable evidence of such payment. Any sums paid directly by Subtenant to Landlord in accordance with this paragraph shall be credited toward the amounts payable by Subtenant to Sublandlord under this Sublease.
          17. Surrender
          Provided that Subtenant and Landlord enter into a direct lease for the Subleased Premises, Subtenant shall not be required to surrender the Subleased Premises to Sublandlord in connection with the expiration or earlier termination of this Sublease, nor shall any provision of this Sublease, or the Master Lease (as incorporated herein) dealing with the terms and conditions of such surrender apply, unless this Sublease is terminated by Landlord or by Sublandlord (with Subtenant’s consent) due to Subtenant’s default under this Sublease.
     18. Furniture, Fixtures and Equipment
          Subtenant shall have the right to use during the Term the office furnishings, fixtures and equipment within the Subleased Premises which are identified on Exhibit D attached hereto (the

“FF&E”) at no additional cost to Subtenant. Upon the expiration or earlier termination of this Sublease, Sublandlord shall sell and transfer the FF&E to Subtenant for the sum of One Dollar ($1.00) pursuant to a commercially reasonable bill of sale.
     19. Compliance with Laws
          Notwithstanding anything to the contrary in the Lease, as incorporated herein, Subtenant shall not be required to comply with or cause the Subleased Premises to comply with any laws, rules, regulations or insurance requirements requiring the construction of alterations unless such compliance is necessitated solely due to Subtenant’s particular use of the Subleased Premises.
     20. Hazardous Materials
          To the best knowledge of Sublandlord, no Hazardous Materials are present in or about the Subleased Premises and no action, proceeding, or claim is pending or threatened concerning any Hazardous Materials or pursuant to any laws. Sublandlord shall indemnify, defend, protect and hold Subtenant, its agents, officers, directors and shareholders, harmless from and against all claims, actions, losses, costs, damages, liabilities (including, without limitation, sums paid in settlement of claims), and expenses (including, without limitation, reasonable attorneys’, fees), arising out of or based upon the presence of any Hazardous Materials on, under, in or about the Subleased Premises, except to the extent the same results from Subtenant’s release or emission of Hazardous Materials in or about the Subleased Premises in violation of laws. As used herein, “Hazardous Material” shall mean any material which is now or hereafter regulated by any governmental authority or which poses a hazard to the environment or human life.

     IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:

MUZE INC., a Delaware corporation

By:	/s/ Lee Jin Ho

Name:	Lee Jin Ho
Title:	VP Marketing

SUBTENANT:

ONCOTHYREON INC., a Delaware corporation

By:	/s/ Robert Kirkman, M.D.

Name:	Robert Kirkman, M.D.
Title:	CEO

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
     On this 9th day of May, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Robert Kirkman, M.D., to me known to be the person who signed as CEO of Oncothyreon, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was duly elected, qualified and acting as said officer of the corporation, that he was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.
     IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

/s/ Marcia K. Newlun
Signature

NOTARY PUBLIC in and for the State of Washington, residing at Redmond).
My appointment expires: March 9, 2009.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
     On this 9th day of May, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Lee Jin Ho, to me known to be the person who signed as VP Marketing of Muze, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was duly elected, qualified and acting as said officer of the corporation, that he was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.
     IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

/s/ Danielle L. Greenwell
Signature

NOTARY PUBLIC in and for the State of Washington, residing at Seattle). My appointment expires: January 29, 2011.

EXHIBIT A
LEASE

FOURTH AND VINE
OFFICE LEASE
     THIS LEASE (the “Lease”), made the 8th day of September, 2006, by and between SELIG HOLDINGS COMPANY, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, (“Lessor”) and MUZE, INC., a New York corporation, whose address is 304 Hudson Street, 8th Floor, New York, New York 10013, Attention CFO (“Lessee”).
     1. DESCRIPTION. In consideration of the terms, covenants and conditions contained in this Lease and the obligation of Lessee to pay the Rent (as hereinafter defined), Lessor leases to Lessee and Lessee leases from Lessor that certain space consisting of 18,177 rentable square feet and 17,087 usable square feet situated on the 5th floor (the “Premises”) of Lessor’s building located at 2601 Fourth Avenue, City of Seattle, State of Washington 98121 (the “Building”), the legal description of which is:
Lots 5, 6, 7 and 8, Block 33 Bell and Denny’s Second Addition to City of Seattle, heretofore laid off by A. A. Denny and William N. Bell according to plat recorded in Volume 1 of plats, page 77 in King County Washington.
Suite 500
     Lessee shall have the nonexclusive right to use in common with other tenants in the Building the following areas (“Common Areas”) appurtenant to the Premises:
          (i) The Building’s common entrances, lobbies, restrooms, elevators, stairways and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;
          (ii) Loading and unloading areas, trash areas, parking areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities appurtenant to the Building.
     2. The term of this Lease shall be for a period of 60 months (the “Term”). The Lease shall begin on the first business day of the week following the earliest of (i) the date that the improvements to the Premises have achieved Substantial Completion (defined below), (ii) the date the improvements to the Premises would have achieved Substantial Completion but for Tenant Delays (as defined below), or (iii) the date Tenant accepts possession of the Premises for purposes of conducting its business there from (the “Term Commencement Date”). The term “Substantial Completion” shall mean completion of construction to the extent that the Premises may be occupied for the conduct of Lessee’s business subject to future completion of minor punch list items.
     Notwithstanding the above, provided the Lessor has received final, approved and signed off Final Plans, Lessor agrees except in the event of Tenant Delay (as defined below) or Force Majeure (as defined below), to have the Premises in a state of completion sufficient for Lessee to set up its furniture and equipment, install cabling and bring its server room on line not later than 90 days after the approval of the Final Plans. During this early access period, Lessor may proceed with its Substantial Completion of the premises provided Lessee’s cabling and server room work is not thereby impeded.
     For purposes of this Lease, the term “Force Majeure” shall mean acts of God, strikes, lockouts, labor troubles, inability to procure materials despite commercially reasonably efforts to do so, orders or directives of governmental bodies, and other similar causes beyond a party’s reasonable control. The term “Tenant Delay” shall mean any delay in the completion of Lessor’s Work as a result of the failure of Lessee without fault of Lessor to provide construction documents to Lessor on or before the date set forth above or any delay in fact to the extent caused by a change requested by Lessee to the construction documents approved by Lessor.
     In the event the Premises are not ready for occupancy on the date set forth above, whether occasioned by Lessor or Lessee, the Lease Term shall be extended in such a manner as to reflect the delay occasioned by the failure of the Premises to be ready for occupancy. In no event shall Lessor or Lessee be liable for any further damages. In the event the Lessor’s Work is not substantially completed on or before February 26, 2007 unless caused by Tenant Delay or Force Majeure, Lessee may terminate this Lease upon ten (10) days written notice to Lessor.
     3. RENT. Beginning on the Term Commencement Date and on the first day of each calendar month during the Term, Lessee shall pay Lessor rent at the following annual base rental rates: $22.00 per rentable square foot for months 1-24; $23.00 per rentable square foot for months 25-36 and $24.00 per rentable square foot for months 37-60. Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis.
     4. FIRST MONTH RENT AND SECURITY DEPOSIT. As consideration for the execution of this Lease by Lessor and Lessee, Lessee shall pay Lessor the sum of $69,678.50. Such amount shall be due within 15 days of Lessee’s receiving a fully executed Lease from Lessor and the Initial SNDA. in the event Lessee fully complies with all the terms and conditions of this Lease, but not otherwise, an amount equal to the first months rent due under this Agreement shall be credited against the first months rent due under this Lease upon the date such payment is due, and the remainder shall be credited against the last month’s rental on the term of this Lease.
     5. USES. Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes and for no other purposes.
     6. RULES AND REGULATIONS. Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations printed on this instrument or which may be hereafter promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this Lease.
     7. CARE AND SURRENDER OF PREMISES. Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor. At the expiration or sooner termination of this Lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in broom clean good order, condition and repair (damage by reasonable wear, the elements, or tire or other casualty excepted). Lessee shall be responsible for removal of all personal property from the Premises, (excepting fixtures being that which is attached to the Premises, and property of the Lessor) including, but not limited to, the removal of Lessee installed communication cabling, telephone equipment and signage (but excluding any pre-existing cabling). Lessee shall be responsible for repairing any damage to the Premises caused by such removal. If Lessee fails to remove and restore the Premises at Lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith. Lessee shall also be responsible for those reasonable costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear or casualty, and removal and disposal of Lessee’s personal property remaining in the Premises.
     8. ALTERATIONS. Lessee shall not make any alterations or improvements in, or additions to said Premises without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this Lease, without disturbance, molestation or injury, reasonable wear and tear excepted.
     9. RESTRICTIONS. Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said Building. Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting the occupancy of said Premises. The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the Building.
     10. WEIGHT RESTRICTIONS. Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.
     11. SIGN RESTRICTION. No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor. Such approval shall not be unreasonably withheld, conditioned or delayed.
     12. LOCKS. No additional locks shall be placed upon any doors of the Premises. Keys will be furnished to each door lock. At the termination of the Lease, Lessee shall surrender all keys to the Premises whether paid for or not.

     13. KEY. Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises, provided that Lessor shall be responsible for all acts or omissions of itself, his janitor, engineer or other agents while on the Premises to the extent such acts or omissions cause any damage, loss, cost or expense to Lessee.
     14. TELEPHONE SERVICE. If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted. Lessee shall supply its own requirements for telephone service with respect to the Premises and shall be allowed to select its providers for telecommunications and other services, Lessee or its service providers, without charge, shall be allowed to install data lines, fiber optics, satellite television receivers on the roof of the building at a monthly charge of $100 per rooftop installation, multiple points of entry, and other special telecommunication facilities, including cabling and connections from service providers to the Premises. Lessor shall, without charge, cooperate as needed with Lessee’s telecommunications and other service providers, including, without limitation providing building information, providing closet space in the basement of the building, and signing required authorizations for installation.
     15. SERVICES. Lessor shall maintain the Premises and the public and common areas of Building, such as lobbies, stairs, corridor and restrooms, and all Building systems, including without limitation, the plumbing, heating, ventilating, air conditioning, elevator and electrical systems in reasonably good order and condition, comparable with other Seattle Class A office space except for damage in excess of ordinary wear and tear occasioned by the act of Lessee.
     Lessor shall furnish Premises 24 hours per day 7 days per week with elevator service as well as electricity for lighting and operation of general office computers and other electronics heat normal office air-conditioning, existing server room HVAC & electrical power, and elevator services, during the ordinary business hours of the Building. Lessor shall also provide lighting and ballast replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service.
     Notwithstanding the above should Lessee require additional server room equipment requiring additional air conditioning units and electrical power, the cost of the operation and maintenance associated with such additional equipment shall be at Lessee’s expense. Lessor agrees that the installation or use of (i) the 12 ton HVAC capacity and (ii) the other Tenant Improvements Installed by Lessor or as shown an the Final Plans will not trigger any separate equipment or Lessee’s paying any additional charges or expenses. Lessor may install a separate electrical meter and bill Lessee separately for such actual water and electrical consumption or charge a reasonable hourly fee (currently $1.25 per hour per heat pump) for hours beyond 12 hours Monday through Friday and four (4) hours on Saturday’s.
     Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever. No temporary interruption or failure of such services due to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder (except as expressly set forth herein).
     In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building. Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort. The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the Building to the best advantage of both parties hereto. To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein.
     16. SOLICITORS. Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.
     17. FLOOR PLAN. The floor plan and specifications for Lessee’s occupancy shall be attached hereto and marked Exhibit “A” which shall be approved by both Lessor and Lessee, both of whose approval shall not be unreasonably withheld, conditioned or delayed.
     18. ASSIGNMENT. Lessee will not assign this Lease, or any interest hereunder, and this Lease, or any interest hereunder without Lessor’s consent which shall not be unreasonably withheld, and this Lease, shall not be assigned by operation of law without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. This lease may be assigned without Lessor’s consent to a wholly owned affiliate subsidiary or parent company of Lessee, or to the entity with which or into which Lessee may merge, whether or not Lessee is the survivor of such merger, or to the purchaser of substantially all of the assets of Lessee located at the Premises, provided Lessee shall give Lessor written notice of such assignment. A transfer of Lessee’s stock shall not be deemed an assignment. Lessee will not sublet said Premises or any part thereof and will not permit the use of said Premises by others other than Lessee and the agents of Lessee without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. In the event such written consent shall be given, no other or subsequent assignment or subletting shall be made without the previous written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. In the event Lessee desires to assign or sublet the entire Premises for the remainder of the lease term (other than a transfer to an affiliate of or successor-in-interest to Lessee), Lessor shall have the first right, but not the obligation to recapture the Premises. In the event Lessee contemplates a transfer subject to Lessor’s right of recapture, Lessee shall give Lessor notice thereof (the “Intention to Transfer Notice”). Thereafter, Lessor shall have the option, by giving written notice to Lessee within 10 days after receipt of any Intention to Transfer Notice, to recapture the Premises. If Lessor declines, or fails to elect in a timely manner, to recapture the Premises under this Section, then, commencing on the last day of such 10 day period, Lessor shall not have any right to recapture the Premises with respect to any such transfer, provided that any such transfer shall be subject to the terms of this Section 18.
     With respect to any requested consent to an assignment or subletting as required by this section, Lessor shall be deemed to have consented if Lessor does not respond to Lessee’s request within fifteen (15) business days after Lessee requests consent.
     Lessor’s consent or refusal of consent shall be in writing and, if Lessor refuses consent, the reasons for refusal shall be stated with particularity, Lessor’s consent to an assignment shall be accompanied by a statement prepared by Lessee and the assignee or sublessee, stating that Lessee is not in default under the Lease (or setting forth in what respects Lessee is in default), that this Lease has not been amended or modified (or setting forth such amendments or modifications), the expiration date of this Lease, and the date to which Rent has been paid.
     19. OPERATING SERVICES AND REAL ESTATE TAXES. The annual base rental rate per rentable square foot in Paragraph 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the Lease term, “Base Year Costs”. Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis.
DEFINITIONS
Base Year
     For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the Lease term commences. The base year shall be the calendar year 2007.
Comparison Year
     The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.
Operating Services
     “Operating Services” include, but are not limited to, the reasonable charges incurred by Lessor for: Building operation salaries, benefits, reasonable and customary management fee of five percent (5%) of gross income for the Building, Insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, etc. Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles). Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

          (i) real estate taxes;
          (ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;
          (iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);
          (iv) damage and repairs attributable to fire or other casualty;
          (v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;
          (vi) executive salaries to the extent that such services are, not in connection with the management, operation, repair or maintenance of the Building;
          (vii) Lessor’s general overhead expenses not related to the Building;
          (viii) legal fees, accountants fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any Leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;
          (ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;
          (x) costs incurred due to a violation by Lessor or any other tenant of the Building of the terms and conditions of a Lease;
          (xi) cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);
          (xii) costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;
          (xiii) Building management fees in excess of the management fees specified hereinabove;
          (xiv) cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s).

          (xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;
          (xvi) rent called for under any ground Lease or master Lease;
          (xvii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building; and
          (xviii) fines, penalties, or other liabilities imposed for violation of law, or regulation or court order;
          (xix) costs incurred in operating, maintaining, and repairing any retail facility;
          (xx) increases in insurance premiums to the extent caused by other tenants;
          (xxi) any insurance deductibles;
          (xxii) impact fees, traffic mitigation payments or other expenses assessed by any governmental authority in connection with designing, permitting or developing the Building;
          (xxiii) costs of relocating any tenant;
          (xxiv) any costs of the initial construction of and landscaping of the Building or the build-out required for Lessee by the terms of this Lease;
          (xxv) cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art;
          (xxvi) charitable or political contributions;
          (xxvii) costs incurred as a result of Lessor’s negligence;
          (xxviii) all items and services for which Lessee or any other Lessee in the Building is required to reimburse Lessor (other than through Lessee’s Pro Rata Share or any other Lessee’s share of Operating Services);
          (xxix) the cost of any work or services performed for any Lessee (including Lessee) at such Lessee’s cost; and
          (xxx) the cost of any work or service performed for any Lessee of the Building (other than Lessee) to a materially greater extent or in a materially more favorable manner than that offered to Lessee.
     Operating Services which vary with occupancy shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.

Real Estate Taxes
     Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year. Real Estate Taxes shall be a separate category and shall be treated as such.
Proportionate Basis
     Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the Leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building in which the Leased Premises are located (123,445/RSF).
Computation of Adjustments to Base Year Costs
     Any adjustment to Base Year Costs will commence to occur in Month 13 of the Lease term with subsequent adjustments commencing every twelve months of the Lease term or in Months 25, 37, 49, etc. as appropriate under the Lease term. Lessee shall be responsible for any increase between Lessee’s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs. The increase shall be the increase to each expense individually. These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed. For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s). If they are, then commencing in Month 13 and/or every twelve-month period thereafter, Lessor will assess a monthly charge to be paid together with monthly base rent. Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted to 95% occupancy (if the Building is less than 95% occupied), then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment. Landlord shall provide a statement (“Actual Statement”) of the actual costs of Operating services by May 1 of each year for the previous calendar year.
     Upon termination of this Lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the Lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.
     Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.
     For an example, see Exhibit “B” attached hereto.
     20. ADDITIONAL TAXES OR ASSESSMENTS. Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the Leased premises other than federal or state income taxes or estate taxes or, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.
     21. LATE PAYMENTS. Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the published prime rate of interest charged from time to time by Bank of America, or its successor or the maximum amount permitted by law, whichever is lower.
     In addition to any interest charged herein, within five (5) days after written notice said payment is over-due then Lessee shall pay a late charge equal to $250. If Lessee is late with its payments more than two times in any twelve (12) month period the late charge shall increase to the greater of three percent (3%) of the amount of such payment or $250.
     22. RISK. All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk, Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Lessee shall keep in force throughout the term of this Lease such casualty, general liability and business interruption Insurance as a prudent tenant occupying and using the Premises would keep in force.
     23. INDEMNIFICATION. Each party will defend, indemnify and hold harmless (the “Indemnitor”) the other party (the “Indemnitee”) from any claim, liability or suit, including reasonable attorney’s fees on and costs incurred by the Indemnitee for any injuries or damages occurring in or about the Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto where said damages or injury were caused by the negligence or intentional act of the Indemnitor, its agents, employees, servants, customers or clients. Lessee’s agents, employees, servants, customers or clients. Lessor shall indemnify, defend and hold Lessee harmless from all claims arising from any breach or default in the performance of any obligation to be performed by Lessor under the terms of this Lease, or arising from any negligent act or omission of Lessor or of its agents, employees or invitees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or about such claim or any action or proceeding brought thereon. In case any action or proceeding shall be brought against Lessee by reason of any such claim, Lessor, upon notice from Lessee, shall defend the same at Lessor’s expense by counsel reasonably approved in writing by Lessee.
     The foregoing indemnities are specifically and expressly intended to, constitute a waiver of the Indemnitor’s immunity under Washington’s Industrial Insurance Act, RCW Title 51, to the extent necessary to provide the indemnified party with a full and complete indemnity from claims made by the indemnified party and its employees, to the extent provided herein.
     In compliance with RCW 4.24.115 as in effect on the date of this Lease, all provisions of this Lease pursuant to which the Indemnitor agrees to indemnify the Indemnitee against liability for damages arising out of bodily injury to Persons or damage to property relative to the construction, alteration, repair, addition to, subtraction from, improvement to, or maintenance of, any building, road, or other structure, project, development, or improvement attached to real estate, including the Premises, (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees, and (ii) to the extent caused by or resulting from the concurrent negligence of (a) the Indemnitee or the Indemnitee’s agents or employees, and (b) the Indemnitor or the Indemnitor’s agents or employees, shall apply only to the extent of the Indemnitor’s negligence; PROVIDED, HOWEVER, the limitations on indemnity set forth in this Section shall automatically and without further act by either Lessor or Lessee be deemed amended so as to remove any of the restrictions contained in this Section no longer required by then applicable law.
     24. WAIVER OF SUBROGATION. Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise, to the extent the loss or damage either is actually covered by the injured party’s insurance or would have been covered by the insurance required to be carried under the provisions of this Lease. All policies of insurance required hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss.
     25. SUBORDINATION. This Lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part. Lessee agrees to execute at no expense to the Lessor, any commercially reasonable instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this Lease to any such mortgage or deed of trust. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor.
     Lessee agrees to execute, at no expense to Lessor, any commercially reasonable estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.
     26. CASUALTY. In the event the Leased Premises or the said Building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Lessee in writing of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises Leased hereunder. In the event such casualty, damage is not fully restored within 120 days, following the casualty so that Lessee cannot reasonably conduct business therein, Lessee shall have the right to terminate this Lease.
     27. INSOLVENCY. If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this Lease. Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 29 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination. As an alternative to exercising his right to terminate this Lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligation under this Lease.
     28. DEFAULT. If Lessee shall commit an Event of Default, then, and in any of such events Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this Lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee. Subject to applicable law, in such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary). This Lease if not otherwise terminated may immediately be declared by Lessor as terminated. The termination of this Lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein. In the event this Lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this Lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the reasonable costs of reletting, including necessary renovation and alteration of the Leased Premises. Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this Lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%). Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease. Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.
     29. BINDING EFFECT. The parties hereto further agree with each other that each of the provisions of this Lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this Lease.
     It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this Lease by reference, it is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this Lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.
     30. HOLDING OVER. If Lessee holds possession of the Premises after term of this Lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except rent which shall be 110% of the rent for the last month of the Term. During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises. Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the Lease with proper notice.
     31. ATTORNEY’S FEES. If any legal action is commenced to enforce any provision of this Lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.
     32. NO REPRESENTATIONS. The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor and except that Lessor represents that it has full right, title and authority to enter into this Lease and to lease the Premises to Lessee.
     33. QUIET ENJOYMENT. So long as Lessee pays the rent and performs the covenants contained in this Lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.
     34. RECORDATION. Lessee shall not record this Lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. However, at the request of Lessee or Lessor, both parties shall execute a memorandum or “short form” of this Lease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this Lease shall describe the parties, the Premises and the Lease term, and shall incorporate this Lease by reference.
     35. LESSOR PREPARATION OF LEASE. It is acknowledged and agreed that this Lease was prepared by Lessor. In the event of ambiguity, it is agreed by both parties that it shall not be construed against Lessor as the drafter of this Lease.
     36. GOVERNING LAW. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.
     37. DESIGN SERVICES. Lessor shall, using Marvin Stein & Associates Architects, provide for all space planning, design, documentation and contract administration in connection with all work to be done in the Premises in order to prepare the Premises for Lessee’s effective occupancy. Lessor will be responsible for the architectural fees and expenses for the above work. Lessor will furthermore contract with and pay for the design and engineering services pertaining to structural, mechanical, electrical, and fire protection. Lessor shall, at Lessor’s expense, furnish to Lessee, for Lessee’s approval, all drawings necessary for the preparation of the Premises for Lessee’s use and occupancy.

     38. FINISH WORK. The space will be completed in accordance with mutually agreed upon working drawings by Marvin Stein & Associates Architects. The preparation of the working drawings will be at the cost of the Lessor. The working drawings will be completed after the execution of this Lease, however, it is understood that Lessor shall build out the space to a level of finishes within the “scope and nature” of tenant improvements identified on the attached Exhibit “B-1.” Exhibit “B-1” outlines the space plan and a narrative of the level of finishes to be provided by Lessor. The Finish Work will include the Lessor provided improvements wherein any and all of the building standard tenant improvements in accordance with Lessor’s standard tenant work detail specifications, as outlined on those plans, would be at the cost of the Lessor. The turnkey basis will include the following: all partitioning for approximately 17 private offices and three to four conference rooms, one server room with required air conditioning and electrical power, air conditioned office area, ceiling in place, lighting in place, sink, counter and cabinets as existing, appliances as existing, building standard reception transaction counter, all doors and jambs, all locks and hardware, all electrical wiring and outlets, all phone outlets, Levolor blinds on all outside glass, carpet patching as needed, and completely painted throughout. The Finish Work shall be performed in accordance with the Work Letter Agreement attached hereto as Exhibit “B-2.”
     Notwithstanding the above, Lessor shall not be responsible for the payment, including installation costs, of any of Lessee’s built-in furniture, additional appliances, additional shelving, work counters, fixtures, signage or other “custom made” improvements. Additionally, Lessor shall not be responsible for the installation of telephone and computer equipment or the wiring of the same.
     39. PARKING. Lessee shall be provided parking for up to eight (8) cars inside the building garage and an additional 30 stalls within two blocks of the building, all at market rate.
     40. OPTION TO RENEW. Provided that Lessee is not in default under any terms and conditions of this Lease beyond all applicable grace and/or cure periods, Lessee shall have the option to renew this Lease for one (1) additional period of three (3) years on the same terms and conditions except that Base Rent for the renewal term shall be at fair market rate for comparable office space in Seattle. Lessee agrees to give Lessor notice if Lessee intends to renew, nine (9) months prior to the expiration of the Lease term.
     41. COMPUTER ROOM EQUIPMENT. Lessor agrees to allow Lessee to use, without charge, the computer equipment racks, UPS System and any other computer equipment now located on the 5th floor of Lessor’s Fourth and Blanchard Building together with a 50 KVA Generator, also at the Fourth and Blanchard Building. All such equipment shall be surrendered with the premises upon the expiration or termination of this Lease agreement. The relocation, installation and maintenance of such equipment shall be Lessee’s responsibility. Lessee agrees to move such equipment out of the Fourth and Blanchard Building no later than August 16, 2006.
     42. REAL ESTATE COMMISSION. Lessor and Lessee hereby acknowledge that Washington Partners Corporate Real Estate represented Lessee in this transaction. Lessor and Lessee agrees to pay a real estate commission to Washington Partners Corporate Real Estate equivalent to $5.00 per rentable square foot, payable one-half (1/2) upon full execution and one-half (1/2) upon occupancy.

     43. FIRST RIGHT OF REFUSAL. Subject to prior rights Lessee shall have a first right of refusal to Lease the available space on the 4th floor of the building. If Lessor has an interested party for that space, Lessor will notify Lessee accordingly and Lessee shall have six (6) business days from receipt of said notice to respond either way. Lessee shall take the entire area intended for Lease to a third party and shall not be entitled to Lease just a portion thereof. Rent for this space shall be at fair market rate.
     44. EXPANSION. Lessee shall have the first right to Lease the currently occupied space on the 4th or 6th floors of the building in the event any such space becomes available. Lessor shall notify Lessee of the upcoming availability of such space and Lessee will have six (6) business days to notify Lessor of its intention to Lease all or a mutually agreed upon portion of such space. This expansion space shall be Leased under fair market terms including rent.
     45. TERMINATION OPTION. Lessee shall have the option to cancel and terminate this Lease agreement at any time after the expiration of the 3rd year of the Lease term, by giving Lessor six (6) months prior written notice and paying to Lessor the unamortized portion of expenses incurred pursuant to this Lease to include architectural fees, tenant improvement costs, the real estate commission payable to Lessee’s broker, and the difference between the rental rate in years one and two and the rental rate in year three all computed at the interest rate of eight percent (8%) per annum.

     IN WITNESS WHEREOF, the parties hereof have executed this Lease the day and year first above written.

SELIG HOLDINGS COMPANY,		MUZE, INC.,
a Washington limited liability company		a New York corporation

/s/ Martin Selig		/s/ William Stensrud

By:	Martin Selig	By:	William Stensrud
Its:	Managing Member	Its:

“Lessor”		“Lessee”

EXHIBIT B
EXAMPLE
     The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate. It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost. The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes. Comparison Years are similarly adjusted for purposes of fairness and equality. To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example. It is Important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.
     Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage. This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.
     Other expenses do not require adjustment nor are they dependent upon occupied footage change. These categories are the same whether the Building is empty or full. They are, insurance, security, elevator, landscaping and telephone.
     Real Estate Taxes are dependent upon independent assessment Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).
     Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary. The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).

HYPOTHETICAL FACTS
Building Occupancy:	80%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,440
Grossed Comparison Year Costs to 95%: (see below)	$463,080
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10,000 + 125,000 = 8%

EXAMPLE

Description	Actual Expenses	Grossed Expenses
Percent Occupied	80.00%	95.00%	Methodology
Real Estate Taxes	$54,854	$54,854	Actual Cost
Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy
Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$98,407	Adjusts with occupancy
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,813	Adjusts with occupancy
Repairs & Maintenance	$24,333	$28,695	Adjusts with occupancy
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$7,372	Adjusts with occupancy
Janitorial	$56,648	$67,270	Adjusts with occupancy

TOTALS:	$405,440	$463,080

LEASE ADDENDUM
     This LEASE ADDENDUM (“Addendum”) is made to the Fourth and Vine Office Lease and all exhibits, including without limitation the Work Letter Agreement, dated as of September 8, 2006 (collectively, the “Lease”), by and between SELIG HOLDINGS COMPANY, a Washington limited liability company (“Lessor”), and MUZE, INC., a New York corporation (“Lessee”).
     Lessee and Lessor hereby agree that notwithstanding anything contained in the Lease to the contrary, the provisions set forth below will be deemed to be a part of the Lease and shall supersede, to the extent appropriate, any contrary provision in the Lease. All references in the Lease and in this Addendum to the Lease and all exhibits, (including without limitation the Work Letter Agreement) shall be construed to mean the Lease and exhibits, (including without limitation the Work Letter Agreement) as each is amended and supplemented by this Addendum. All capitalized terms used in this Addendum, unless otherwise specifically defined in this Addendum, shall have the same meaning as such terms have in the Lease.
     1. Consent/Duty To Act Reasonably.
          (a) Whenever the Lease grants Lessor or Lessee the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Lessor and Lessee shall act reasonably and take no action which might result in the frustration of the reasonable expectations of a sophisticated lessor and sophisticated lessee concerning the benefits to be enjoyed under the Lease.
          (b) Lessor and Lessee shall in all matters, events and in all circumstance under the Lease and otherwise act in good faith in connection with and with respect to the Lease, the Building and the Premises.
     2. Non-disturbance Agreement and Memorandum of Lease.
          (a) Lessor agrees that prior to the earlier of: (i) the Commencement Date and (ii) the execution of the Lease, it will, at Lessor’s cost, provide Lessee with commercially reasonable non-disturbance agreements in favor of Lessee from any ground Lessor’s, deed of trust beneficiaries or lien holders (each, a “Mortgagee”) then in existence.
          (b) Lessor agrees to provide Lessee with commercially reasonable non-disturbance agreement(s) in favor of Lessee from any Mortgagee of Lessor who later come into existence at any time prior to the expiration of the Term of the Lease in consideration of, and as a condition precedent to, Lessee’s agreement to be bound by Lease Section 26, it being the intent of Lessor and Lessee that the subordination provision in such Lease Section 26 shall only apply with respect to a particular ground lessor, deed of trust beneficiary or lien holder in the specific event that Lessee receives such non-disturbance agreements from such persons.
     3. Fair Market Rental Rate. For the purposes of the Lease the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that Lessor has accepted in current transactions between non-affiliated parties from new, non-expansion, non-renewal and non-equity lessees of comparable credit-worthiness, for comparable space, for a comparable use for a comparable period of time (“Comparable Transactions”) in the Building, or if there are not a sufficient number of Comparable Transactions in the Building, what a comparable lessor of a comparable building with comparable vacancy factors would accept in a Comparable Transaction. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to an expense stop), the extent of Lessee’s liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term, brokerage commissions, if any, which would be payable by Lessor in similar transactions, length of the lease term, size and location of premises being leased, building standard work teller and/or lessee improvement allowances, if any, and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Lessee will obtain the same rent and other economic benefits that Lessor would otherwise give in a Comparable Transaction and that Lessor will make, and receive the same economic payments and concessions that Lessor would otherwise make, and receive in a Comparable Transaction.
     Lessor shall initially determine the Fair Market Rental Rate by using its good faith judgment. Lessor shall provide its written notice of the Fair Market Rental Rate within thirty (30) days after Lessee provides the notice to Lessor exercising Lessee’s option rights which require a calculation of the Fair Market Rental Rate. Lessee shall have fifteen (15) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the Fair Market Rental Rate within which to accept or reject such rental rate. In the event Lessee fails to accept in writing such rental proposed by Lessor then such proposal shall be deemed rejected, and Lessor and Lessee shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessee’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to the appropriate Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.
     In the event that Lessor fails to timely generate the initial written notice of Lessor’s proposed Fair Market Rental Rate which triggers the negotiation period of this Addendum Provision, then Lessee may commence such negotiations by providing the initial notice, in which event Lessor shall have fifteen (15) days (“Lessors Review Period”) after receipt of Lessee’s notice of the proposed rental within which to accept such rental. In the event Lessor fails to accept in writing such rental proposed by Lessee, then such proposal shall be deemed rejected, and Lessor and Lessee shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessors Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope its final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.

          (a) Lessor and Lessee shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each others presence. If Lessor and Lessee do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Lessor and Lessee shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the twenty (20) year period ending on the date of such appointment in the leasing of comparable properties in the vicinity of the Building. Neither Lessor nor Lessee shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Lessor’s or Lessee’s submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Addendum Provision. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his sole discretion, determines is necessary. In addition, Lessor or Lessee may submit to the arbitrator with a copy to the other party with in five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.
          (b) The arbitrator shall, within thirty (30) days of his or her appointment reach a decision as to whether the parties shall use Lessor’s or Lessee’s submitted Fair Market Rental Rate, and shall notify Lessor and Lessee of such determination.
          (c) If Lessor and Lessee fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the King County Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.
          (d) The cost of arbitration shall be paid by Lessor and Lessee equally.
     In the event that Lessee objects to the Fair Market Rental Rate as determined by the arbitration provision specified above, Lessee may elect to terminate the Lease upon twelve (12) months’ written notice sent to Lessor at any time within ninety (90) days following the establishment of the Fair Market Rental Rate as determined by such arbitration. In the event Lessee elects to terminate the Lease under this Addendum Provision, Lessee shall reimburse Lessor for its reasonable attorneys’ fees and reasonable costs associated with such arbitration. In the event that the above-referenced twelve (12) month period extends beyond the expiration of the Lease Term or any extension thereof, Lessee shall pay rental to Lessor during the period of such extension at the Fair Market Rental Rate determined pursuant to such arbitration.
     4. Abatement of Rent When Lessee is Prevented From Using Premises. In the event that Lessee is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days or ten (10) days in any twelve (12) month period (the “Eligibility Period”) as a result of any damage or destruction to the Premises or any repair, maintenance or alteration performed by Lessor after the Commencement Date and required by the Lease, which interferes with Lessee’s use of the Premises, or any failure to provide services or access to the Premises or because of an eminent domain proceeding or because of the presence of hazardous substances in, on or around the Building, the Premises or the Site which could, in Lessee’s business judgment and taking into account the standards, guidances and recommendations included in the definition of Applicable Laws above with respect to hazardous substances, pose a health risk to occupants of the Premises, then Lessee’s rent shall be abated or reduced, as the case may be, for such time after expiration of the Eligibility Period that Lessee continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Lessee is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Lessee is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Lessee to effectively conduct its business therein, and if Lessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Lessee is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Lessee reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Lessee from the date such business operations commence. If Lessee’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises or Lessee’s property, Lessee’s abatement period shall continue until Lessee has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures, and equipment and to move in over one (1) weekend. To the extent Lessee is entitled to abatement because of an event covered by Lease Section 26 or elsewhere, then the Eligibility Period shall not be applicable and Lessee shall be entitled to rent abatement, as of the occurrence of such event.
     5. Assignment and Subleasing and Definition of Profits.
          (a) Lessor will never have the right to terminate the Lease in the event of any assignment or sublease or proposed assignment or sublease.
          (b) Lessee may assign or sublease at any time upon receipt of Lessor’s consent, which shall not be unreasonably withheld or delayed beyond ten (10) days after receipt of Lessee’s request, to any assignee or sublessee that is comparable in quality to other Lessees in the Building or the Site or Class A Buildings (“Comparable Lessees”) and that will use the Premises in a manner generally comparable to the use of comparable space in the Building.
     6. Default by Lessee.
     Only the occurrence of either of the following shall constitute an event of default (“Event of Default”) hereunder on the part of Lessee:
          (a) Nonpayment of Rent. Failure to pay any installment of Base Rent due and payable hereunder, upon the date when payment is due, such failure continuing for a period of ten (10) business days after written notice of such failure; or

          (b) Other Obligations. Failure to perform any obligation, agreement or covenant under the Lease, other than Lessee’s obligation to pay Base Rent, such failure continuing for thirty (30) calendar days after written notice of such failure or such longer period as is reasonably necessary to remedy such failure, provided that Lessee shall continuously and diligently pursue such remedy until such failure is cured.
     All notices to be given pursuant to this Addendum Provision shall be in addition to, and not in lieu of, the notice requirements of applicable law for initiating any unlawful detainer or other action to recover possession of the Premises.
     7. Alterations and Improvements. Lessee may, from time to time following the Commencement Date, make non-structural alterations and improvements to the Premises, as long as (a) Lessee pays for the entire cost of such alterations and improvements, (b) Lessee agrees to remove said alterations and improvements upon the expiration or termination of the Lease, if requested by Lessor at the time the alterations and improvements are approved by Lessor, and (c) such alterations and improvements will not adversely affect the structural integrity of the Premises and/or the mechanical or fire, life safety systems and/or the Building. Any time Lessee proposes to make such alterations and/or improvements, Lessee shall provide Lessor with ten (10) days’ notice of the proposed alterations and/or improvements, together with the plans and specifications, and Lessor shall grant its approval within such ten (10) day period, unless Lessor reasonably determines that such alterations and/or Improvements would adversely affect the structural integrity of the Premises and/or the mechanical or fire, life safety systems, and/or the Building or would adversely affect the exterior appearance of the Building.
     8. Eminent Domain. In the event that the entire Premises or such portion thereof as shall interfere with Lessee’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, Lessee is granted the right to recover from the condemning authority one hundred percent (100%) of the “Bonus Value” of the leasehold estate which shall be equal to the difference between the rental rate payable under the Lease and the rate established by the condemning authority as an award for compensation purposes, together with any amount Lessee is able to obtain from the condemning authority for any award or compensation attributable to the taking or purchase of Lessee’s property, chattels, or trade fixtures, or attributable to Lessee’s relocation expenses.
     9. Secured Areas. Lessee may designate certain areas of the Premises as “Secured Areas” should Lessee require such areas for the purpose of securing certain valuable property or confidential information. Lessor may not enter such Secured Areas except in the case of emergency or in the event of a Lessor inspection or maintenance, in which case Lessor shall provide Lessee with reasonable notice of the specific date and time of such Lessor inspection.
     10. Estoppel Certificate. Lessor hereby agrees to provide to Lessee an Estoppel Certificate signed by Lessor, containing the same types of information, and within the same periods of time, as are set forth in Lease Section 25, except such changes as are reasonably necessary to reflect that the Estoppel Certificate is being granted and signed by Lessor to Lessee or Lessee’s lender, assignee or sublessee, rather than from Lessee to Lessor or to a lender or purchaser.

     11. Notices. Copies of all notices pertaining to any Lessee Delay or any Event of Default applicable to Lessee shall be sent, in the same manner and at the same time, to:
Sonnenschein Nath & Rosenthal LLP
601 South Figueroa Street
Suite 1500
Los Angeles, California 90017
Attention: Robert M. Johnson, Esq.
Telephone: (213) 892-5071
Telecopy: (213) 623-9924
     12. Brokers’ Claims. Lessor shall indemnify Lessee for and hold Lessee harmless from and against any and all claims of any person (including Lessor’s broker) making a claim based on any representation and/or alleged representation of Lessor in connection with this Lease and all liabilities arising out of or in connection with such claim.
     13. Access to Building and Parking. Lessee shall be granted access to the Building, the Premises, and the parking provided in the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year.
     14. Parking. Lessee’s parking privileges shall be available to Lessee twenty-four (24) hours per day, seven (7) days per week, every day of the year, in the building garage. Lessee’s parking shall be non-tandem. Should Lessor provide reserved, segregated, preferred, priority, valet or block parking to other Lessees, the same shall be made available to Lessee on a pro rata basis.
     15. Entry by Lessor. Lessor and/or those acting on Lessor’s behalf may only enter the Premises at reasonable hours and upon reasonable prior notice to Lessee, except in cases of emergency or to supply normal and regular janitorial or maintenance or security services pursuant to the terms of the Lease, in which case no such notice shall be required. In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Lessee as reasonably possible.
     16. First Right to Lease. Lessee shall have an on-going first right to lease any space on the 4th or 6th floor of the Building (the “Option Space”). Lessor shall provide Lessee with a listing of any available space in such Option Space from time to time. Nothing contained herein shall reduce the Expansion Space Options granted to Lessee. Space shall be “available” only to the extent it is not subject to expansion, extension, first offer, first refusal and any other existing rights of other Lessees in the Building which do not contradict Lessee’s Expansion Space Options. Lessee shall then have the option (in the event that Lessee is not then in default under the Lease, with any applicable cure period having expired), exercisable by written notice to Lessor within six (6) business days thereafter, to add any such available space to the Premises immediately as it first becomes available. Any such available space shall be leased to Lessee at the Fair Market Rental Rate for a term coterminous with the balance of the Term remaining on Lessee’s Premises (or such shorter term as may be necessary to prevent any conflict with such other Lessees’ rights to such space or to prevent a conflict with Lessee’s Expansion Space Options, if they have not expired). Such option shall not be personal to Lessee and may also be exercised by any assignee of the Lease permitted under the terms of the Lease. In the event Lessee declines to exercise a right to lease any particular Option Space and Lessor does not subsequently lease it to a third party within 90 days at the rate offered to Lessee or proposes to enter into a lease for such space at a rate less than 95% of the rate offered to Lessee, Lessor shall re-offer such space to Lessee at the revised Fair Market Rental Rate which Lessor would accept and Lessee shall have an additional six (6) business days in which to accept such Option Space.
     17. Option To Extend. Lessee shall have one (1) extension option of three (3) years for the Premises (“Extension Option”). Lessor shall provide Lessee with no more than ten (10), nor less than three (3) months’ prior notice of the last day by which Lessee must exercise or lose the Extension Option. Lessee shall be required to give Lessor at least nine (9) months’ advance notice of its election to exercise such Extension Option prior to the expiration of the Lease or expiration of the then renewal period, as appropriate. The Base Rent for the Extension Option shall be the then Fair Market Rental Rate. Lessee shall not have any extension right if then in default under the Lease (with all notices having been given and any applicable cure period having expired). This Extension Option shall not be personal to Lessee and may be exercised by any assignee of the Lease permitted under the terms of the Lease. The Extension Option shall be applicable to all space leased by Lessee pursuant to the Lease.
     18. Exclusions from Operating Services.
          (a) Lessor further agrees that since one of the purposes of calculating Operating Services and the purpose of the gross up provision is to allow Lessor to require Lessee to pay for the costs attributable to its Premises, Lessor agrees that (i) Lessor will not collect or be entitled to collect Operating Services from all of its lessees in an amount which is in excess of one hundred percent (100%) of the Operating Services actually paid by Lessor in connection with the operation of the Building, and (ii) Lessor shall make no profit from Lessor’s collections of Operating Services.
          (b) Each time Lessor provides Lessee with an actual and/or estimated statement of Operating Services, such statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year and the year prior to the applicable year.
     19. Audit Right. Notwithstanding any Sections of the Lease to the contrary, in the event of any dispute regarding the amount due as Lessee’s Pro Rata Share of Operating Services and/or the amount due as Operating Services pursuant to Lease Section 19, Lessee shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Lessor’s accounting records. If, after such inspection and photocopying, Lessee continues to dispute the amount of its Pro Rata Share of Operating Services, Lessee shall be entitled to retain a national, independent, certified public accountant to audit and/or review Lessor’s records to determine the proper amount of its Pro Rata Share of Operating Services. If such audit or review reveals that Lessor has overcharged Lessee, then within five (5) days after the results of such audit are made available to Lessor, Lessor shall reimburse Lessee or give Lessee a rent credit in the amount of such overcharge plus interest at the Interest Rate. If the audit reveals that Lessee was undercharged, then within five (5) days after the results of the audit are made available to Lessee, Lessee shall reimburse Lessor the amount of such undercharge plus interest thereon at the Interest Rate. Lessee agrees to pay the cost of such audit provided that, if the audit reveals that Lessor’s determination of Lessee’s Percentage Share of

Operating Services as set forth in any Actual Statement (such statement submitted pursuant to and defined in Lease Section 19) sent to Lessee was in error in Lessor’s favor by more than three percent (3%), Lessor shall pay the cost of such audit. Lessor shall be required to maintain records of all Operating Services and other Rent Adjustments for the entirety of the three-year period (“Review Period”) following Lessor’s delivery to Lessee of each Actual Statement setting forth Lessee’s Percentage Share of Operating Services. The payment by Lessee of any amounts pursuant to Lease Section 19 shall not preclude Lessee from questioning the correctness of any Actual Statement provided by Lessor at any time during the Review Period, but the failure of Lessee to object thereto prior to the expiration of the Review Period shall be conclusively deemed Lessee’s approval of the Actual Statement.
     20. BOMA Method of Measurements. Lessor warrants and represents that the rentable and usable areas of the Premises and the Building have been determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA”). Lessee shall have the right, exercisable prior to the Commencement Date, to re-measure the Premises. In the event that subsequent re-measurement of the Premises by Lessee, within the time period specified above, indicates that the square footage measurement prepared by Lessor produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA been properly utilized, any payments due to Lessor from Lessee based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet, as properly re-measured under the BOMA.
     21. Excess Utilities and Services/Actual Costs. Lessor shall furnish premises, 24 hours per day, seven (7) days per week with elevator service, as well as electricity for lighting and operation of general office computers and other electronics, heat, office air conditioning, and server room HVAC, typical of software development firms. Electrical capacity at the premises shall not exceed the maximum watts per square footage allowed by the Electrical code for the City of Seattle. In the event that Lessee requires utilities (including electricity), heating, ventilating or air-conditioning (“HVAC”) and/or services in excess of what Lessor is required to provide during Business Hours (as defined in Lease Section 15 or at times other than during Business Hours, Lessor agrees to provide such extra utilities and services, and Lessee agrees to reimburse to Lessor its actual costs of providing such extra utilities and services (“Actual Costs”), without a profit to or overhead charge by Lessor. In the event Lessee requires electricity in excess of the existing service on the floor, or modifications to the Base Building are required (such as risers or conduits), Lessor shall make such modifications as promptly as possible, and Lessee shall pay the Actual Costs of such modifications. Lessor may install a separate electrical meter in Lessee’s server room, and bill Lessee separately for such electrical consumption if Lessee’s electrical usage exceeds the usage designed into the original build out of the premises.

     This Lease Addendum has been duly executed by Lessor and Lessee as of the date first above written.

“Lessor”

SELIG HOLDINGS COMPANY,
a Washington limited liability company

By:	/s/ Martin Selig
Its:	Managing Member

“Lessee”

MUZE, INC.,
a New York corporation

By:	/s/ William Stensrud
Its:

LEASE ADDENDUM
Modifying, amending and made a part of that certain
FOURTH AND VINE OFFICE LEASE
BETWEEN
SELIG HOLDINGS COMPANY, Lessor
AND
MUZE, INC., Lessee

EXHIBIT “B-2”
WORK LETTER AGREEMENT
     This WORK LETTER AGREEMENT (“Agreement”) is made and entered into as of the 8th day of September, 2006, by and between SELIG HOLDINGS COMPANY, a Washington limited liability company (“Lessor”) and MUZE, INC., a New York corporation (“Lessee”), in connection with the execution of the Lease between Lessor and Lessee of even date herewith (“Lease”), who hereby agree as follows:
     1. General.
          (a) The purpose of this Agreement is to set forth how the Tenant Improvements (as defined in Section 3 below) are to be constructed, who will undertake the construction of the Tenant Improvements, who will pay for the construction of the Tenant Improvements, and the time schedule for completion of the construction of the Tenant Improvements.
          (b) Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning ascribed to them in the Lease. When work, services, consents or approvals are to be provided by or on behalf of Lessor, the term “Lessor” shall include Lessor’s agents, contractors, employees and affiliates.
          (c) The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.
          (d) The Tenant Improvements shall be constructed pursuant to this Agreement by Lessor at Lessor’s sole cost and expense.
     2. Construction.
          (a) Work Schedule. Lessor shall commence the construction of the Tenant Improvements indicated on the plans prepared by Marvin Stein & Associates Architects, dated                      and consisting of Sheet Nos. ___ through ___ (“Final Plans”), a descriptive summary of which is attached to this Agreement as Schedule 1, no later than the date of execution of this Agreement Lessor shall cause the Tenant Improvements to be completed, in accordance with industry custom and practice, as soon as reasonably possible and at Lessor’s sole cost and expense, except as otherwise noted.
          (b) Notice of Substantial Completion. Lessor shall deliver to Lessee one (1) week’s prior written notice stating the date that the Premises are expected to be Substantially Complete, or would be Substantially Complete were it not for any Lessee Delay.
          (c) Change Orders. In the event that Lessee requests any changes to the Final Plans, Lessor shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within one (1) business day after Lessor’s receipt of same, provided the changes do not adversely affect the Building’s structure, systems, equipment or appearance. If any changes requested by Lessee and approved by Lessor increase the cost to Lessor of constructing the Tenant Improvements shown on the Final Plans, Lessor shall provide Lessee invoices documenting and evidencing such increased costs, and Lessee shall reimburse Lessor for such increased costs within thirty (30) days after the Commencement Date. The costs charged by Lessor to Lessee pursuant to this Paragraph shall be an amount equal to the actual costs incurred by Lessor to review the requested changes and to cause the Tenant Improvements, as reflected by revised Final Plans, to be constructed above the costs that Lessor would have had to pay to cause the Tenant Improvements to be constructed if such changes had not been made.
     Lessee shall give Lessor written notice of latent defects in the Premises which would not have been discovered by a reasonably diligent inspection of the Premises at the time Lessee took possession thereof. Upon receipt of such notice, Lessor will, with reasonable diligence, bring the Premises into satisfactory condition as required by the Lease. Whenever possible and practical, Lessor will utilize, for the construction of the Tenant Improvements, items and materials of a quality equal to or greater than those items used elsewhere in the Building.
     3. Tenant Improvements. The term “Tenant Improvements” shall mean all improvements shown in the Final Plans and, to the extent specified in the Final Plans, all freestanding work stations at tenant expense, built-ins, related cabinets except as noted as tenant expense, reception desk, conference room tables at tenant expense, to the extent specified in the mill work or comparable contracts, all telecommunication equipment and related wiring at tenant expense, and all carpets and floor coverings except as noted but, except as provided above, Tenant Improvements shall not include any personal property of Lessee.
     4. Inspection. After Lessor has completed the construction of the Tenant Improvements (excepting punch list items) and prior to Lessee’s move into the Premises (“First Time”) and after the Premises are Substantially Complete and within thirty (30) days after the expiration of the Move-In Period (“Second Time”), in each case following two (2) business days’ advance written notice from Lessee to Lessor, Lessor shall cause the Contractor to inspect the Premises with a representative of Lessee and complete a punch list of unfinished items of the Tenant Improvements. Authorized representatives for Lessor and Lessee shall execute said punch list to indicate their approval thereof The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.
     5. Staging Area. In addition to Lessee’s rights with respect to storage space as provided for under the Lease and the Addendum, during the period prior to the Commencement Date, Lessee shall have the right, without the obligation to pay rent, to use empty space in the Building designated by Lessor for the purposes of storing and staging its furniture and equipment only. With respect to this free storage space, Lessee shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities. Lessee shall hold Lessor harmless and shall indemnify Lessor from and against any and all loss, liability or cost arising out of or in connection with use of such storage space by Lessee. Lessee shall be obligated to remove all of the stored materials and its fencing and other facilities within five (5) business days after Lessee’s receipt of written notice from Lessor that such staging area is needed by Lessor for construction of another Lessee’s premises, in which event comparable space, to the extent available, shall be made available to Lessee as a substitute staging area.

     6. Clean-Up Expenses. Prior to the commencement of the Move-In Period, Lessor shall thoroughly clean the Premises. In addition, after Lessee has completed its move into the Premises, Lessor shall thoroughly clean the Premises, including removal of all rubbish and debris, in a manner consistent with the commencement of business from comparable premises in comparable buildings in the vicinity of the Building, such that Lessee may commence its business operations from the Premises immediately after Lessor completes such clean-up. The costs of the cleaning provided by Lessor pursuant to this Section shall not he included in Operating Expenses for the Building prior to Lessee’s occupancy of the Premises.
     7. Move-In Priority. Provided that Lessee moves into the Building during the Move-In Period, or, in the event Lessee moves into the Building at some time other than the Move-In Period, and provided that Lessee has provided Lessor at least two (2) weeks’ prior written notice of Lessee’s move into the Building, Lessee shall have the exclusive right to use the freight elevators during the weekend that it moves into the Building, but only to the extent such exclusive use is necessary for Lessee to complete its move into the Building over one (1) weekend in an orderly and efficient manner.
     8. No Miscellaneous Charges. Lessee shall not be charged for parking (to the extent parking is available) or for the use of electricity, water, HVAC, security, elevators and/or hoists during the Move-In-Period.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LESSOR:		LESSEE:

SELIG HOLDING COMPANY		MUZE, INC.
A Washington limited liability company		a New York corporation

By:	/s/ Martin Selig	By:	/s/ William Stensrud

Its:	Managing Member	Its:

SCHEDULE 1
SUMMARY OF FINAL PLANS
[“TO BE ATTACHED”]

Muze
Tenant Improvement Estimated Scope – 4th & Vine Floor 5
See space plans dated August 14, 2006
Provide qualifications and assumptions.
     1. Coordinate construction requirements with Building Management.
     2. Re-use doors and relites. New relites to match size and type of refurbished doors and relites.
     3. New walls between offices and conference rooms to have sound insulation in wall.
     4. Re-use ceiling system and lighting throughout, replace any damaged ceiling grid and tile. Provide building standard fluorescent down lights and wall washers at reception area.
     5. Provide HVAC for new layouts. Engineer as required. Add an additional 5-ton of cooling at data center. This will increase the total cooling to 12-tons.
     6. Provide new reception desk. Lessee to be given an allowance of up to $10,000.
     7. Provide new paint throughout including four (4) accent colors.
     8. Remove existing ADA restroom. Remove one (1) shower room and convert to an ADA accessible bathroom, reuse existing components if up to code.
     9. All conference rooms to have blocking in one (1) wall each conference room for plasma TV.
     10. Provide plastic laminate counters with open storage cabinets/shelving above and below at copy rooms typical. Reuse parts of existing if possible, provide new top.
     11. Provide new plumbing and sink at coffee room with plastic laminate counter and cabinets.
     12. Reuse upper and lower plastic laminate closed cabinets as shown on plan at lunchroom. Reuse plumbing and sink. Provide one (1) refrigerator, and dishwasher. Provide coffee timer for tenant supplied coffee maker. Provide two (2) accent pendant lights over island; assume $150 each.
     13. Provide a coat closet with hat shelf and coat rod. Provide storage closets at corridor with shelving and doors.
     14. Provide floor to ceiling adjustable shelving on heavy-duty standards and brackets at storage room, block as required.
     15. Patch and repair carpet where necessary. Provide new carpet for areas that will require new carpet. Allow $28 materials only per sq/yd. Add freight and installation to this number.

Provide new rubber base where necessary. Provide VCT flooring at copy room, lunch-room, coffee room and shipping and receiving.
     16. Provide hard-surface flooring or other mutually agreeable flooring in elevator lobby and back corridor to shipping and receiving.
     17. Provide electrical as required throughout as required and per code. This office runs multiple computers/screens per person. Provide one quad and one duplex electrical outlet with one voice/data outlet at each office. Workstations to have one quad electrical with one voice/data outlet. IT and development office to have two quad outlets and one voice/data outlet each. A total of approx. 28 workstations may have enough multiple computers and equipment to warrant one dedicated 20-amp circuit per two (2) workstations. Tenant will provide voice/data wiring. Contractor to provide pull string at each voice/data location. The copy rooms will require duplex electrical outlets above the counter and one dedicated 20-amp outlet for the copier. Also provide adequate electrical for tenant’s printer at this location and throughout. The receptionist will require two four-plex outlets, they will have one printer at this location. Conference rooms require duplex outlets on 3 walls and core drill for power/data hardwired into table. Provide adequate electrical at lunchroom for appliances. Provide misc. convenience outlets throughout.
     18. Data Center to include Lessor provided but Lessee installed, pre-action fire suppression system, UPS backup, generator and ATS transfer switch. Provide all associated electrical as required. Provide anti-static floor in this room.
     19. Provide locking door with key card access at entry door and data center.
     20. Provide Fire Extinguisher cabinets per code
     21. Provide all life safety devices as required by code.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
     On this 8th day of September, 2006, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member, respectively, of Selig Holdings Company a Washington limited liability company the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the entity.

/s/ Jill H. Brandt
NOTARY PUBLIC in and for the State of Washington, Residing at Sammamish).
My commission expires: November 11, 2008.

STATE OF	)
) ss.
COUNTY OF	)
     On this ___ day of                     , 20___, before me, a Notary Public in and for the State of                     , personally appeared                                         , to me known to be the                                         , respectively of                                            of the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on the oath stated that he/she/the is/are authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said corporation.
     IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of , Residing at ). My commission expires: .

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
     On this 6th day of September, 2006, before me, a Notary Public in and for the State of Washington, personally appeared William Stensrud, the individual(s) who executed the within and foregoing instrument, and acknowledged said instrument to be his/her/their free and voluntary act and deed for the uses and purposes therein mentioned.

/s/ Eric Scott Carnell
Notary Public in and for the State of Washington, Residing at: Seattle).
My commission expires: October, 23, 2009.
(Partnership)

STATE OF	)
) ss.
COUNTY OF	)
     On this ___ day of                     , 20___, before me, a Notary Public in and for the State of                     , personally appeared                                         , to me known to be partner(s) of                                         , the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the partnership.

Notary Public in and for the State of Residing at:
My commission expires:
(Corporation)

STATE OF	)
) ss.
COUNTY OF	)
     On this ___ day of                     , 20___, before me, a Notary Public in and for the State of                                         , personally appeared                                           , to me known to be the                                         , respectively, of                                                             , the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

Notary Public in and for the State of Residing at:
My commission expires:

EXHIBIT B
FLOOR PLAN OF SUBLEASED PREMISES

Exhibit B

EXHIBIT C
LANDLORD’S CONSENT
     Selig Holding Company, a Washington limited liability company, as Landlord under the Lease, hereby consents to this Sublease and confirms the continuation of the Lease in full force and effect with Sublandlord as tenant thereunder. Landlord further represents that Section 7 of the Lease Addendum dated September 8, 2006 is of no further force and effect with respect to Lessee and that Lessee is under no obligation to remove any alterations and/or improvements to the Premises following the Expiration Date, irrespective of whether such alterations and/or improvements were made by Lessee prior to the date hereof, or by Subtenant at any time prior to or after the date hereof.
     Landlord hereby consents to the change in permitted use of the Subleased Premises as set forth in Section 4 of the Sublease. Landlord acknowledges that, pursuant to Section 2.1 of the Sublease, any Expansion rights of Sublandlord under the Lease have been assigned to Subtenant, and Landlord agrees that Sections 43 and 44 of the Lease and Section 16 of the First Addendum shall apply as between Landlord and Subtenant. Notwithstanding anything to the contrary in the Sublease or the Lease, as incorporated therein, Landlord waives any rights of distraint or to imposition of a landlord’s lien as a remedy for unpaid rent or other changes due under this Lease. Provided, however, that Lessor shall retain all rights and remedies afforded by law or equity with regard to any personal property which is not removed from the premises by Subtenant within fifteen days after Sublandlord’s surrender of the Premises following the termination of the Sublease as a result of a default by Subtenant or Sublandlord. Landlord hereby consents to the construction of the Subtenant Improvements set forth in Exhibit E to this Sublease. The mutual release and waiver of subrogation set forth in Section 8.4 of the Sublease shall apply as between Landlord and Subtenant. As of the Commencement Date, all notices required to be provided to Sublandlord under the Lease shall also be sent to Subtenant.

ACCEPTED AND AGREED:

LANDLORD:

Selig Holdings Company

By:	/s/ Martin Selig
Martin Selig
Managing Member
Dated: May 9, 2008

EXHIBIT D
FF&E
•	Twelve (12) tons of A/C capacity

•	APC Phase 3 power conditioner with 45 KBA of battery backup

•	InterTel PBX and phones, with approximately seventy to eighty (70-80) handsets

•	Ten (10) Racks

•	Two Hundred Eighty Eight (288) ports of phone cable with cable management

•	Four Hundred Fifty Six (456) ports of Cat 5e network with cable management

•	Two (2) Foundry Big Iron MOS core routers

•	Openeye CCTV security for the server room and all fifth floor entrance points

•	Fibre connection

•	Chairs (41 plain, 26 white kitchen, 2 stools, 36 perforated)

•	Desks (1 large black, 9 large white, 9 white, 1 stand-up)

•	Storage Units (92 short file drawers, 3 tall file cabinets, 1 credenza)

•	Tables (4 round, 3 lunchroom, 2 large conference)

•	Appliances (1 small refrigerator, 1 microwave, 2 toasters, 1 dishwasher)

•	90 Cubicles

•	21 Telephones and 7 boxes full of telephones

•	29 Lamps

•	1 Rolling Whiteboard

•	1 Small Whiteboard

EXHIBIT E
SUBTENANT IMPROVEMENTS

Description of Sub Tenant Improvements